EXHIBIT 99.3
December 7, 2021

Dear Shareholder:

Earlier today, we hosted an exciting virtual Investor Day event with presentations from our executive team, key clinical opinion leaders and third-party experts. I hope you were able to listen in to hear the reasons behind our confidence in our planned Phase 3 Knee Osteoarthritis (KOA) clinical trial program, and the evident growth potential across our strong commercial business.

MIMEDX is a transformational placental biologics company, and I believe that the underlying mechanism of action and proprietary tissue engineering of our dehydrated Human Amnion Chorion Membrane (dHACM) provides an extensive range of transformative platform potential and organic product innovation opportunities across multiple underpenetrated markets. Our Research, Product Development, Operations and Commercial teams are well-prepared to execute on multiple initiatives designed to deliver sustainable double-digit growth and bring innovative solutions to patients and physicians in need across the world.

I would like to take a moment to recap some of today’s highlights:
1.We are confident in our go-forward plans to design and execute a Phase 3 clinical trial program that will support approval and commercialization of our KOA candidate as a potential blockbuster biologic opportunity. Third-party biostatisticians validated the statistically significant and clinically meaningful improvement in WOMAC Pain at three and six months, respectively (p=0.032 and p=0.009), WOMAC Function (p=0.046 and p=0.009), and WOMAC Total (p=0.038 and p=0.008) for the Pre-Interim Analysis Cohort of 190 patients in our Phase 2B KOA trial. The intensive root-cause analysis trial revealed that the potency of the investigational product faded as it aged, resulting in failure to meet primary endpoints.
2.We now have a clear path forward and are confident in MIMEDX’s proprietary tissue engineering know-how and manufacturing processes. Benefitted by the learnings from the Phase 2B KOA exploratory clinical trial, we believe the Company has an increased probability of success as we proceed with two confirmatory Phase 3 trials in KOA. We plan to initiate these Phase 3 trials commencing in 2022 and anticipate filing a BLA in late 2025. We will, of course, work closely with the U.S. Food & Drug Administration (FDA) in advancing these Phase 3 trials.
3.We believe the evidence supporting the therapeutic potential of mdHACM is compelling based on: (1) Statistically significant and clinically meaningful data from the 190 Pre-Interim Analysis Cohort in the Phase 2B trial; (2) Published retrospective studies; (3) Extensive real-world clinical use; and (4) Ongoing scientific mechanism of action research.
4.Our commercial business is strong, and we project it can grow at a sustainable 11-14% annual rate as we expand into areas of surgical recovery and new geographical markets. We are increasing our Product Vitality Index and developing new products to support this market success, including two new product launches anticipated in the first half of 2022. Our increased net sales outlook for 2021 reinforces our confidence in the growth prospects of our vibrant commercial business.

I am excited about our bright future at MIMEDX, and believe we have the right leadership team, experienced in drug development and commercialization, to advance the scientific rigor and clinical evidence within the placental tissue industry. Our ultimate commitment is to transform patient lives, and as a pioneer in amniotic tissue engineering, we know that our investigational studies further science and our understanding of next-generation treatments for the many people who face painful and debilitating conditions almost daily.

I appreciate your investment in MIMEDX and thank you for your support. The replay of our 2021 Investor Day can be accessed on our website. As always, I welcome your thoughts and questions.

Wishing good health to you and your families,

Sincerely,

/s/Timothy R. Wright

Timothy R. Wright
Chief Executive Officer